Exhibit 4.3

TARSIER PHARMA LTD.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by the investors listed in Exhibit A (each an “Investor”, and together the “Investors”) of no less than US $100,000 each and up to an aggregate amount (from all the Investors) of US $2,000,000 (the “Purchase Amount”) on or about June __, 2022 (the “Effective Date”), Tarsier Pharma Ltd., an Israeli corporation, company number 51-539864-2 (the “Company”), hereby issues to the Investors the right to certain shares of the Company’s capital stock, subject to the terms set forth below.

1. The SAFE Amount

(a) Each Investor respective portion of the Purchase Amount, as set forth opposite of such Investor’s name in Exhibit A attached hereto, shall be paid by to the Company in one installment within five (5) business days following the Effective Date, by wire transfer to the Company’s and/or any of its affiliates’ bank account (the “Initial Closing”).

(b) In addition, until December 31st, 2022 the Company shall be entitled to consummate, at its sole discretion, one or more additional closing(s) (each, an “Additional Closing”, and together with the Initial Closing, the “Closing”) under the terms of this agreement, for an aggregate amount (including the amount invested at the Initial Closing) of up to US $2,000,000. At each Additional Closing the additional investor(s) shall execute and deliver a counterpart signature page to this Agreement, Exhibit A shall be amended accordingly, and each such additional investor shall be deemed as an Investor herein, mutatis mutandis. The Investors hereby waive any right to participate in the Additional Closings.

2. Events

(a) Equity Financing. If there is an Equity Financing (as defined below) before the expiration or termination of this instrument, the Company will automatically issue to each Investor a number of Safe Shares (as defined below) equal to its portion out of the Purchase Amount divided by the Discount Price (as defined below). In connection with the issuance of Safe Shares by the Company to an Investor pursuant to this Section 2(a), each Investor will execute and deliver to the Company all transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Senior Shares, with appropriate variations for the Safe Shares if applicable.

(b) Commercial Financing. If there is a Commercial Financing (as defined below) before the expiration or termination of this instrument, the Company will automatically issue each Investor a number of Safe Shares equal to its portion out of the Purchase Amount divided by a price per share reflecting a Company’s pre money valuation of $US 115,000,000 on a fully diluted basis. In connection with the issuance of Safe Shares by the Company to an Investor pursuant to this Section 2(b), each Investor will execute and deliver to the Company all documents required to carry out the foregoing conversion and issuance of the Safe Shares.

(c) Liquidity Event. If there is a Liquidity Event (as defined below) before the expiration or termination of this instrument, each Investor will automatically receive from the Company a number of ordinary shares equal to its portion out of the Purchase Amount divided by the Liquidity Price (as defined below), in each event, automatically and without any further actions by each Investor.

(d) Dissolution Event. If there is a Dissolution Event (as defined below) before this instrument expires or terminates, the Company will pay to each Investor an amount equal to its portion out of the Purchase Amount, due and payable to such Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Investors and all holders of all other Safes (the “Dissolving Investors”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to their portions of the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 2(d).

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Tarsier Pharma Ltd.

(e) Maturity. To the extent that the Purchase Amount is not earlier converted or paid pursuant to the provisions of Section 2(a), (b), (c), (d), or terminated or expired in accordance Section 2(e), at the Maturity Date (as defined below), the Purchase Amount will automatically convert into senior shares at a price per share reflecting a Company fully diluted pre-money valuation of US $115,000,000, multiplied by 70%.

(f) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either (i) the issuance of shares to the Investors pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(e); or (ii) the payment, or setting aside for payment, of amounts due the Investors pursuant to Section 2(d).

3. Definitions

“Change of Control” means (i) a transaction or series of related transactions in which any Person becomes the owner, directly or indirectly, of more than 70% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, other than by way of a good faith equity financing in the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Commercial Financing” means a transaction or series of transactions pursuant to which the Company shall raise an aggregate amount equal to at least $US 2,000,000 by way of sale or license of any of the Company’s products or services.

“Discount Price” means the lower of: (i) the price per share of the Senior Shares sold in the Equity Financing multiplied by 80%; or (ii) a price per share reflecting a Company’s pre money valuation of $US 115,000,000 on a fully diluted basis.

“Distribution” means the transfer to holders of share capital by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on share capital payable in ordinary shares, or the purchase or redemption of share capital by the Company or its subsidiaries for cash or property other than: (i) repurchases of ordinary shares held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of share capital in connection with the settlement of disputes with any shareholder.

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Tarsier Pharma Ltd.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital in an amount equal to at least $US 2,000,000, pursuant to which the Company issues and sells shares at a fixed pre-money valuation. “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of its ordinary shares pursuant to a registration statement filed under applicable securities laws.

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means lower of: (i) the price per share equal to: the fair market value of the Company’s share capital at the time of the Liquidity Event, as determined by reference to the purchase price payable in connection with such Liquidity Event, multiplied by 80%; or (ii) a price per share reflecting a Company’s pre money valuation of $US 115,000,000 on a fully diluted basis.

“Maturity Date” means the lapse of twenty-four (24) months from the Effective Date of this Safe.

“Person” means an individual, corporation, partnership, trust and any other corporate entity.

“Safe” means an instrument containing a future right to shares of Company share capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Shares” means the shares of the most senior series of shares issued to the Investors pursuant to an (A) Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of the most senior series of shares issued, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Discount Price; and (ii) the basis for any dividend rights, which will be based on the Discount Price; or (B) Commercial Financing, having the identical rights, privileges, preferences and restrictions as the shares of the most senior series of shares issued by the Company.

“Senior Shares” means the shares of the most senior series of shares issued to the investors investing new money in the Company in connection with the initial closing of an Equity Financing.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital, including but not limited to, other Safes, convertible debt instruments and other convertible securities. “Subsequent Convertible Securities” excludes: (i) securities issued in an Equity Financing; (ii) options issued pursuant to any equity incentive or similar plan of the Company; (iii) convertible securities issued or issuable to (A) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (B) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; and (iv) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships.

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Tarsier Pharma Ltd.

4. “MFN”. If the Company issues any Subsequent Convertible Securities prior to termination of this instrument or the closing of an Equity Financing, the Company will provide the Investor with written notice thereof, together with a copy of all documentation relating to such Subsequent Convertible Securities and, upon written request of the Investor, any additional information related to such Subsequent Convertible Securities as may be reasonably requested by the Investor. In the event the Investor determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this instrument, the Investor will notify the Company in writing. Within fourteen (14) days following the receipt of such written notice from the Investor, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the Subsequent Convertible Securities.

5. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

6. Investors Representations

Each Investor hereby represents to the Company as follows:

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor has been advised that this instrument and the underlying securities have not been registered under any securities laws and, therefore, cannot be resold unless they are registered under the applicable securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder, for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c) The Investor acknowledges that it is not relying upon any shareholder or other investors in a SAFE in making its investment or decision to enter into this instrument. The Investor agrees that neither any shareholder or other investors in a SAFE nor the respective controlling persons, officers, directors, partners, agents, or employees of any of such shall be liable to the Investor for any action heretofore taken or omitted to be taken by any of them in connection with the entering into of this instrument.

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Tarsier Pharma Ltd.

7. Miscellaneous

(a) Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and of the Investors investing the majority of the Purchase Amount.

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 5 days after being deposited in the mail as registered mail with postage prepaid, addressed to the party to be notified with respect to the Company to Address: 19 Yahalom St., Zichron Ya’acob, 30900, Attention: Daphne Haim-Langford, Email: daphne@Tarsierpharma.com, and with respect to the Investors, the addresses listed on the signature page, all as subsequently modified by written notice.

(c) Each of the Investors is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of share capital for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws’ provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court situated in Tel Aviv, Israel, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

(Signature page follows)

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Tarsier Pharma Ltd.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

/s/ Daphne Haim-Langford
Tarsier Pharm Ltd.

By:	Daphne Haim-Langford, Ph.D, Founder & CEO

Address:	19 Yahalom St., Zichron Ya’acob, 30900, Israel; Attention: Daphne Haim-Langford

Email:	daphne@Tarsierpharma.com

INVESTORS:

By:		By:
	Name:		Name:
	Title:		Title:
	Address:		Address:

	Email:		Email:

By:		By:
	Name:		Name:
	Title:		Title:
	Address:		Address:

	Email:		Email:

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Exhibit A

Investor’s Name	Investor ID	Purchase Amount

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